As filed with the Securities and Exchange Commission on July 29, 2005
     Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of
incorporation or organization)
88-0365922
(I.R.S. Employer Identification No.)

2700 West Sahara Avenue, Las Vegas, NV (Address of registrant’s principal executive offices)	89102 (Zip Code)

Western Alliance Bancorporation 2005 Stock Incentive Plan
(Full title of the Plan)
Robert Sarver
President, Chief Executive Officer
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, NV 89102
(Name and address of agent for service)
(702) 248-4200
(Telephone number, including area code, of agent for service)
Copy to:
Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	Registered	per share (1)(2)	price (1)	fee (1)
Common Stock, par value $0.0001 per share	3,172,394	$27.32	$86,669,804	$10,201.04

(1)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices of Western Alliance Bancorporation’s common stock reported on the New York Stock Exchange on July 22, 2005.

(2)	In accordance with the terms of the Western Alliance Bancorporation 2005 Stock Incentive Plan, the actual offering price of each share shall be 100% of the “Fair Market Value” of a share of Common Stock on the date on which an option is granted.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees participating in the Western Alliance Bancorporation 2005 Stock Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference into this registration statement the following documents filed with the Commission:
(1)	Our prospectus filed pursuant to Rule 424(b) under the Securities Act in connection with our Registration Statement on Form S-1 (File No. 333-124406);

(2)	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.
     In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable. Our Common Stock is registered with the Commission under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Officers and Directors.
     Article V of Western Alliance’s amended and restated articles of incorporation provides that, to the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the company or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of Nevada Revised Statutes § 78.300.
     Article IV of Western Alliance’s amended and restated bylaws provides for indemnification of our directors, officers, employees and other agents and advancement of expenses. As permitted by the Nevada Revised Statutes, Western Alliance’s bylaws provide that the company will indemnify a director or officer if the individual acted in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Nevada Revised Statutes do not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, Western Alliance’s bylaws provide that indemnification shall not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action.
     Western Alliance has entered into indemnification agreements with certain of its directors and executive officers in addition to indemnification provided for in its bylaws. Western Alliance maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Western Alliance for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Western Alliance.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 29th day of July, 2005.

WESTERN ALLIANCE BANCORPORATION
By:	/s/ Robert Sarver
Robert Sarver
Chairman, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Sarver and Dale Gibbons and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 29th day of July, 2005:

Signature	Title

/s/ Robert Sarver Robert Sarver	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
/s/ Dale Gibbons Dale Gibbons	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Terry A. Shirey Terry A. Shirey	Vice President and Controller (Principal Accounting Officer)

Signature	Title
/s/ Paul Baker Paul Baker	Director
/s/ Bruce Beach Bruce Beach	Director
/s/ William S. Boyd William S. Boyd	Director
/s/ Steve Hilton Steve Hilton	Director
/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Director
/s/ Cary Mack Cary Mack	Director
/s/ Arthur Marshall Arthur Marshall	Director
/s/ Todd Marshall Todd Marshall	Director
/s/ M. Nafees Nagy M. Nafees Nagy, M.D.	Director
/s/ James Nave James Nave, D.V.M.	Director
/s/ Edward Nigro Edward Nigro	Director
/s/ Donald Snyder Donald Snyder	Director
/s/ Larry Woodrum Larry Woodrum	Director

EXHIBIT INDEX

Exhibit
No.	Exhibit
4.1	Specimen common stock certificate of Western Alliance (incorporated by reference to Exhibit 4.1 of Western Alliance’s registration statement on Form S-1 (File No. 333-124406), as amended).

5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the common stock registered hereby.

10.1	Western Alliance Bancorporation 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-124406), as amended.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).